Exhibit 99.1

Cingulate Announces the Closing of a $12 Million Private Placement Priced At-the-Market Under Nasdaq Rules

KANSAS CITY, Kan., February 17, 2026 — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company advancing next-generation treatments for ADHD and other CNS disorders, today announced the successful closing of a $12 million private investment in public equity (PIPE) financing, led by certain affiliates of Falcon Creek Capital Advisor LLC (“Falcon Creek Capital”).

“This long-term financing from life science–focused institutional investors represents strong validation of our strategy, our technology, and the significant commercial opportunity ahead. The transaction included insider participation underscoring our confidence in the value we are building and our commitment to standing shoulder-to-shoulder with our shareholders,” said Cingulate CEO Shane J. Schaffer. “The at-the-market pricing, six-month investor lock-up, and 80% warrant coverage reflect a well-structured transaction and compare favorably with current market conditions.”

The PIPE was completed at the closing price of $5.04 per share on January 26, 2026 with 80% warrant coverage.

All investors participating in the PIPE financing have agreed to a 180-day lock-up period, further aligning long-term investor interests and reinforcing confidence in the Company’s execution through key upcoming milestones.

The financing proceeds will support general operations as the company works toward a critical milestone—the commercial launch of CTx-1301, subject to FDA approval. In connection with the PIPE financing, Falcon Creek Capital received the right to designate up to two members of Cingulate’s board of directors, the first of which will be former Cingulate board member, Jeff Hargroves. Mr. Hargroves brings extensive pharmaceutical experience and a strong understanding of Cingulate’s strategic priorities and operations. Mr. Hargroves was also a significant participant in the PIPE financing.

The securities were issued in a private placement under Section 4(a)(2) of the Securities Act of 1933 and Regulation D and have not been registered under the Securities Act or applicable state securities laws. The Company has agreed to file a resale registration statement covering the shares issued and issuable in the transaction. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Transaction Summary

●	PIPE Size: $12 million gross proceeds
●	All investors in the PIPE financing are subject to a 180-day lock-up period pursuant to the definitive transaction documents
●	Total Potential Proceeds: Up to $21.4 million
●	Pricing: Nasdaq closing price on January 26, 2026 of $5.04 per share
●	Preferred Stock: Convertible upon stockholder approval; accrues 12% annualized interest until conversion
●	Warrants: Exercisable upon stockholder approval; three-year term.

About ADHD

Attention-Deficit/Hyperactivity Disorder (ADHD) is a chronic neurodevelopmental condition affecting approximately 20 million individuals in the United States, including 8 million children and 12 million adults. While stimulant medications remain the standard of care, existing extended-release products fail to provide consistent, entire active-day symptom control, often requiring multiple doses.

About CTx-1301

CTx-1301 is a once-daily, multi-core tablet utilizing Cingulate’s proprietary Precision Timed Release™ (PTR™) platform to deliver three precisely timed releases of dexmethylphenidate across the day. The candidate is being evaluated under the FDA’s 505(b)(2) regulatory pathway for the treatment of ADHD.

In October 2025, the FDA accepted Cingulate’s NDA for review and assigned a PDUFA target action date of May 31, 2026. NDA acceptance indicates that the submission is sufficiently complete for substantive review and does not imply approval or guarantee any specific outcome.

About Cingulate Inc.

Cingulate Inc. (NASDAQ: CING) is a biopharmaceutical company leveraging its proprietary Precision Timed Release™ (PTR™) platform to develop next-generation pharmaceutical products designed to improve outcomes in conditions marked by suboptimal therapeutic coverage and burdensome dosing schedules. The Company’s lead candidate, CTx-1301, is in commercial-stage development for ADHD, with additional pipeline programs targeting anxiety and other neuropsychiatric indications. Cingulate is headquartered in Kansas City, Kansas.

About Falcon Creek Capital

Falcon Creek Capital Advisor LLC is a specialized investment firm focused on public and private equity investments in the life sciences, healthcare, and technology sectors. The firm is known for its disciplined, long-term investment approach and for partnering with companies at pivotal inflection points, providing structured capital solutions that support commercialization, growth initiatives, and pipeline expansion. Falcon Creek Capital combines public market expertise with an active, collaborative approach to governance and strategic execution.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. Specifically, these statements include, but are not limited to, statements regarding our expected cash runway, the potential approval and commercialization of CTx-1301, the potential PDUFA date of May 31, 2026, anticipated capital needs and financing plans, designation of Frederick Jiang as a board observer, and subject to stockholder approval, as a director, the long-term investment strategy of Falcon Creek and potential proceeds from the exercise of warrants. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 27, 2025 and our other filings with the SEC. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor & Media Relations:

Thomas Dalton

Vice President, Corporate and Government Relations, Cingulate

tdalton@cingulate.com

(480) 529-5434